NR 214 – Liberty Star Appoints Brett Gross as Chief Executive Officer and Pete O’Heeron as Chairman of the Board of Directors

Published December 7, 2018

https://globenewswire.com/news-release/2018/12/07/1664032/0/en/Liberty-Star-Appoints-Brett-Gross-as-Chief-Executive-Officer-and-Pete-O-Heeron-as-Chairman-of-the-Board-of-Directors.html

Jim Briscoe to Remain as Chief Geologist and Scientific Advisor

TUCSON,AZ–(December 7, 2018)– Liberty Star Uranium & Metals Corp. (“Liberty Star”) (OTCPK: LBSR) today announced its Board of Directors has named current Board Member, Brett Gross to succeed Jim Briscoe as Chief Executive Officer (CEO) and Pete O’Heeron to succeed Jim Briscoe as Chairman of the Board, both effective immediately. Mr. Gross is a seasoned mining executive who joined the Liberty Star Board in 2014. Mr. O’Heeron is an experienced and gifted corporate executive with a long history of success creating and growing business enterprises.

“On behalf of the Board of Directors, I want to thank Jim for his many contributions to Liberty Star – first, as the founder of the company and then as geology visionary, which led to potential projects such as Big Chunk in Alaska and Hay Mountain in Arizona. We look forward to continuing to work with Jim, leveraging his industry expertise and ability to identify mineral targets other companies may have overlooked,” said Pete O’Heeron, new Chairman of the Liberty Star Board. “Brett brings a mining engineering background along with over thirty years of experience in the mining sector. His passion for the company and tireless work ethic will enable him to continue the initiative Jim envisioned at Hay Mountain.”

Mr. Gross is a registered professional mining engineer and attorney (BS, Ohio State University; MS, Virginia Polytechnic Institute; PE, Colorado and Alabama, and JD, University of Denver). He has successfully led teams of highly talented professionals at a variety of mining, engineering and construction companies throughout his career. In the last fifteen years of his career he has worked in an executive role as senior counsel for multiple major mining, engineering and construction companies. He has built a stellar reputation in the mining community as an astute executive and creator of partnership opportunities which add to shareholder value.

“I am honored to have been asked to lead Liberty Star and am eager to work with the Board to continue Jim’s efforts at Hay Mountain and other high-potential mineral prospects across the United States and elsewhere to increase shareholder value,” said Mr. Gross. “Jim Briscoe has been such an inspirational leader and I will commit myself to developing his most recent discovery at Hay Mountain. I look forward to a renewed focus on bringing this deposit on line to meet the increasing global demand for copper”

Mr. O’Heeron joined the Board in September 2012. He leads an operational investment group which identifies early stage opportunities with strong intellectual property positions. He integrates resources from strategic disciplines necessary to commercialize unique technologies and business opportunities. Mr. O’Heeron graduated from Texas State University with a BS in Healthcare Administration. He also holds an MS from the University of Houston Clear Lake and post-graduate accreditation from the University of Chicago in Mergers and Acquisitions. This restructuring presents a highly complementary team leveraging a broad spectrum of skills to move Liberty Star forward in the near and long term.

Mr. Briscoe will remain involved with Liberty Star as the Chief Geologist and Scientific Advisor and he will focus on supporting Mr. Gross in the development of Hay Mountain and addition of other mineral prospects to its portfolio. Mr. Briscoe founded Liberty Star in 2004 with the Alaskan Big Chunk Project and further developed additional opportunities in Northern Arizona and the active Southern Arizona Tombstone mining region.

About Liberty Star

Based in Tucson, Arizona, Liberty Star, Inc. is a public company trading under the symbol LBSR. Liberty Star’s main project involves a large mineral footprint in a developing high-grade mineral region in Southeast Arizona.

RISK FACTORS FOR OUR COMPANY ARE SET OUT IN OUR 10-K AND OTHER PERIODIC FILINGS WITH THE SEC ON EDGAR

Forward-Looking Statements

Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended January 31, 2017, as updated from time to time in our filings with the Securities and Exchange Commission, most recently in the Company’s Quarterly Report for the period May 1, 2018 to July 31, 2018. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Contact:
Tracy Myers, IR Representative

Liberty Star Uranium & Metals Corp.

520-425-1433
info@libertystaruranium.com

https://globenewswire.com/news-release/2018/12/07/1664032/0/en/Liberty-Star-Appoints-Brett-Gross-as-Chief-Executive-Officer-and-Pete-O-Heeron-as-Chairman-of-the-Board-of-Directors.html